SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          WASATCH PHARMACEUTICAL, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

           UTAH                                                 84-0854009
 -------------------------------                           --------------------
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                            Identification No.)

                                                         Dave Giles
    310 East 4500 South, Suite 450             310 East 4500 South, Suite 450
        Murray, Utah 84107                          Murray, Utah 84107
         (801) 263-3949                              (801) 263-3949
-------------------------------------------------------------------------------
(Address and telephone number of                 (Name, address and telephone
Registrant's Principal Executive Offices)        number of agent for service)

                    STOCK PURCHASE OPTION FOR K. JOHN GUSTAT
                       STOCK PURCHASE OPTION FOR BRYAN KOS
                            (Full Title of the Plan)

                        Copies of all communications to:

                             Marcus A. Sanders, Esq.
                                 Law Offices of
                                 782 20th Street
                                Oakland CA 94612
                                 (510) 834-1023

                         CALCULATION OF REGISTRATION FEE
                               Proposed        Proposed
Title of                       Maximum         Maximum
Securities     Amount          Offering        Aggregate        Amount of
to be          to be           Price Per       Offering         Registration
Registered     Registered(1)   Share (2)       Price            Fee
-----------    ----------      ----------      ----------       ------------
Common Stock,
$0.001 par
value          5,700,000       $ 0.36           $ 2,097,600        $513.00


(1) INCLUDES AN INDETERMINATE NUMBER OF ADDITIONAL SHARES THAT MAY BE ISSUED PURSUANT TO THE ABOVE NON-QUALIFIED STOCK OPTION PLAN AS A RESULT OF ANY FUTURE STOCK SPLIT, STOCK DIVIDEND OR SIMILAR ADJUSTMENT.

(2) ESTIMATED PURSUANT TO RULE 457(c) SOLELY FOR PURPOSE OF CALCULATING THE AMOUNT OF THE REGISTRATION FEE, BASED UPON THE AVERAGE OF THE BID AND ASK PRICES REPORTED ON DECEMBER 29, 2000, AS REPORTED ON THE OTC BULLETIN BOARD.

The following reoffer prospectus is included herein pursuant to General Instruction C to Form S-8 to be used in connection with the resale of the securities registered pursuant to this Registration Statement.

                                5,700,000 SHARES

                          WASATCH PHARMACEUTICAL, INC.
                                  COMMON STOCK

         The selling stockholders identified in this prospectus are offering these shares of common stock. The selling stockholders are consultants of WASATCH PHARMACEUTICAL, INC. (Hereinafter, "Wasatch") and Wasatch's Board of Directors issued the shares to the selling stockholders in connection with employee compensation arrangements. None of the selling stockholders are affiliates of the Company. An affiliate is, in summary, any director, executive officer or controlling shareholder of the Company.

         The selling stockholders may offer their shares of common stock through public or private transactions, in the over-the-counter markets, on any exchanges on which Wasatch's common stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices. The shares may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades or through one or more underwriters on a firm commitment or best efforts basis. The selling stockholders may engage underwriters, brokers, dealers or agents, who may receive commissions or discounts from the selling stockholders. Wasatch will pay substantially all of the expenses incident to the registration of the shares, except for sales commissions and other seller's compensation applicable to sales of the shares.

         The selling stockholders and any underwriters, agents or broker-dealers that participate with the selling stockholders in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the common stock may be deemed to be underwriting commissions or discount under the Securities Act.

         Wasatch's common stock is traded on the on the NNOTC Bulletin Board currently under the symbol "WSPH." The company was originally organized under the laws of the State of Utah, as Ceron Oil Company, on March 25, 1980. On February 6, 1981, pursuant to a merger transaction, the Company became successor to Folio One Productions, Ltd. ("Folio"), a publicly held, Delaware Corporation, that changed its name to Ceron Resources Corporation. Until the acquisition of Medisys Research Group, Inc. ("Medisys") on December 29, 1995, the Company was only involved in the oil and gas industry. In 1985, the Company plugged and abandoned its oil and gas wells, due to the depletion of reserves and the economic conditions in the industry. Since that time, the Company's income from the oil and gas industry has been limited to sublease income of its office spaces and de minimis film royalties.

         On December 29, 1995, the Company acquired all of the issued and outstanding shares of Medisys Research Group, Inc., ("Medisys") a Utah corporation, by issuing shares of its Common Stock. On January 16, 1996, the Company merged into Wasatch Pharmaceutical, Inc., a Utah corporation. The merger changed the Company's domicile from Delaware to Utah, changed the name to Wasatch Pharmaceutical and changed the Common Stock par value to $0.001.

         On November 26, 1996, the Company's oil and gas division commenced when the Company exchanged 2,000,000 shares of its Common Stock for an interest 25% interest in the net profits derived from 50 oil and gas wells located in West Virginia. The manager/operator planned to enhance the wells' limited production by utilizing improved technology and re-completion methods to rework wells. After one year, well production failed to improve. The Company entered into an agreement, on February 8, 1998, to exchange its title in the West Virginia wells for the co-owner to return 1,800,000 shares of the Company's Common Stock and a release from all obligations. The Company is not currently and has no intention of becoming involved in the oil and gas industry.

         The principal executive offices are located at 310 East 4500 South, Suite 450, Murray, UT. 84107,(801)263-3949.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF THESE RISKS.

                           -------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

                The date of this prospectus is January 2, 2001.

                                TABLE OF CONTENTS
                                                  Page
About this Prospectus............................    1
Forward-Looking Statements.......................    1
Wasatch..........................................    2
Risk Factors.....................................    7
Use of Proceeds..................................   12
Selling Stockholders.............................   12
Plan of Distribution.............................   14
Legal Matters....................................   16
Experts..........................................   16
Where You Can Find More Information..............   16
Incorporation of Certain Documents By Reference..   16

                           -------------------------

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OF MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              ABOUT THIS PROSPECTUS

         Unless the context otherwise requires, the terms "we," "our," "us," "the company" and "Wasatch" refer to Wasatch Pharmaceutical, Inc., a Utah corporation.

         The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about the company and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission's website or at the SEC's offices mentioned under the heading "Where You Can Find More Information."

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. We may also make forward-looking statements in reports filed with the SEC that we incorporate by reference into this prospectus as well as in any accompanying prospectus. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "plans," estimates" or similar expressions. These statements are based on beliefs and assumptions of our management and on information currently available to our management.

         Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

         - the level of expected net losses in our business;

         - fluctuations in our quarterly operating results;

         - the level of acceptance of our pricing model;

         - our ability to set pricing at appropriate levels;

         - customer responses to our products and services;

         - our ability to develop call solutions for our customers or enter into strategic relationships;

         - the continued development of Call Centers;

         - potential security breaches or breakdowns of the system;

         - our inability to manage our growth;

         - our ability to attract and retain qualified personnel;

         - potential misappropriations of our technology;

         - our ability to identify and successfully complete and integrate acquisitions;

         - rapid technological changes in our industry;

         - adverse changes in governmental regulations;

         - high levels of competition in our markets;

         - our ability to obtain additional financing as needed; and

         - adverse changes in the telecommunications industry or the U.S. economy generally.

         We believe these forward-looking statements are reasonable; however, you should not unduly rely on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

                          WASATCH PHARMACEUTICAL, INC.

         The Company's predecessor was originally incorporated under the laws of the State of Utah as Ceron Oil Company on March 25, 1980. On February 6, 1981, Ceron Oil merged with Folio One Productions, Ltd. ("Folio"), an inactive, publicly held, Delaware Corporation. At the time of the merger, the Company changed its name to Ceron Resources Corporation.

         From Ceron's inception, until its acquisition of Medisys on December 29, 1995, the company's operations were attributable to the oil and gas industry. In December 1985, the Ceron plugged and abandoned its two oil and gas wells because of depleted reserves and the overall economic conditions of the industry. In the period from 1985 to 1995, Ceron's business activities, including the acquisition, development and promotion of oil and gas properties, were conducted on a limited basis. The Company focused primarily on maintaining its assets. The Company derived its primary assets from subleases of its office spaces and de minimis film royalties.

         On December 29, 1995, Ceron acquired all of the issued and outstanding shares of Medisys, a Utah corporation, issuing shares of its Common Stock. On January 16, 1996, Ceron completed a business reorganization with Wasatch Pharmaceutical, Inc., a Utah corporation. The purpose of the reorganization was to change the corporate domicile from Delaware to Utah, change the name to Wasatch Pharmaceutical, Inc., and change the par value of its Common Stock to $0.001.

         The Company is organized under the laws of the State of Utah and commenced its current skin care developmental phase in 1994. Since 1994, the Company skin care operations consisted of two wholly owned subsidiaries: Medisys Research Group, Inc. ("Medisys") and American Institute of Skin Care, Inc. ("AISC"). The Company's revenues derive from the operation of AISC clinics in Midvale and Provo, Utah.

         Medisys is a research and development company in the field of dermatology. Medisys began its research in 1989, as continuation of the research started, by Gary V. Heesch (currently CEO of the Company), in the early 1980's, at a predecessor company, Dermacare Pharmaceutical, Inc. ("Dermacare"). Most of Medisys' research was devoted to developing the "Skin Fresh Methodology" (Hereinafter, ""Skin Fresh") for the treatment of acne, eczema, psoriasis, contact dermatitis, seborrhea, and other less serious skin disorders. The "Skin Fresh" treatment program avoids the use of prescription drugs taken internally, and includes a regimen and the topical application of FDA approved antibiotics. In 1989, Dermacare discontinued its operations and assigned its the rights to "Skin Fresh" to Medisys in exchange for a 5% royalty paid to Dermacare's former shareholders.

         Through clinical studies and test marketing in doctors' offices, Medisys' management observed that for the most successful results occurred in uniform and consistent clinical surrounding, as opposed to sales of prescription drug kits at pharmacies. Medisys' management also discovered that for a patient to achieve total or near total clearing of the acne or eczema condition, the treatments should be continuously supervised. For this reason, the Company incorporated a wholly owned subsidiary, the American Institute of Skin Care, Inc. ("AISC") to operate clinics and to provide the best treatment option for its patients.

DERMATOLOGY OPERATIONS

Medysis Research Group, Inc.

         Medisys was incorporated in September 1989. Medisys is a research and development company in the field of dermatology. Gary V. Heesch (the founder and current CEO of the Company) initiated the research while at Dermacare Pharmaceutical, Inc. (Hereinafter, "Dermacare"). Dermacare began its research, in the early 1980's. In 1989, Dermacare discontinued its operations, and assigned all of its rights to the technology developed by its research to Medisys, in exchange for a royalty equal to five percent (5%) of future product sales. These royalties are paid to Dermacare's former shareholders.

         The Company devoted a substantial portion of its research to developing the "Skin Fresh" methodology for the treatment of acne, eczema, psoriasis, contact dermatitis, seborrhea, and other less serious skin disorders. The treatment allows the patient to avoid using prescription drugs that are taken internally. The "Skin Fresh" treatment includes a cleaning regimen, and the topical application of FDA approved antibiotics. The Company commenced clinical studies in 1983 and has continuing favorable results until the present, using the "Skin Fresh" treatment.

         Medisys developed an additional family of products, including cleansers, astringents, and lotions that are sold, as part of the "Skin Fresh" treatment regimen. The products are manufactured in an FDA approved, independent laboratory in California. In addition, Medisys may offer skin care products such as soaps and cosmetics.

         Medisys' research and development on other products has been limited because of the Company's limited financial resources. As funds become available, Medisys intends to conduct additional research in the field of dermatology and other related medical fields. Medisys will, where possible, market its technology and products through the AISC clinics, and other channels. Although the Company may choose to market its technology through licensing agreements, Medisys is not currently pursuing licensing arrangements.

American Institute of Skin Care

         Through clinical studies and test marketing in doctors' offices, Medisys' management observed that for the most successful results occurred in uniform and consistent clinical surrounding, as opposed to sales of prescription drug kits at pharmacies. Medisys' management also discovered that for a patient to achieve total or near total clearing of the acne or eczema condition, the treatments should be continuously supervised. For this reason, the Company incorporated a wholly owned subsidiary, the American Institute of Skin Care, Inc. ("AISC") to operate clinics and to provide the best treatment option for its patients.

         AISC operates the clinics and sell products related to this technology. AISC has used the technology in the prototype clinics for the past five years. AISC and Medisys' Management believes that the "Skin Fresh" technology is effective in its present form, and does not need significant additional development.

         AISC opened three prototype clinics to treat patients, to train a staff of medical and support personnel, and to develop administrative procedures. In February 1994, the Company opened its first clinic in Salt Lake City, Utah. In November 1994, the Company opened its second clinic in Provo, Utah. A third clinic was opened in Idaho but closed in the same year it opened, 1994. While operating the prototype clinics, each clinic used various advertising mediums to test the effectiveness of the different advertising mediums. A national advertising company supervised these tests and used the results to develop a comprehensive advertising and public relations plan for the Company.

         AISC currently operates the two Utah clinics. As capital becomes available for the expansion, AISC plans to open and operate up to 300 clinics using the "Skin Fresh " methodology. AISC is also developing the means to market its products and treat patients over the "Internet" in a "virtual clinic" environ. The Company intends to establish its clinics in urban centers, under the supervision of a licensed physician.

         AISC treats acne, eczema, psoriasis, contact dermatitis, seborrhea, and other less serious skin disorders using topical lotions and externally applied antibiotics. As opposed to most traditional treatments, the "Skin Fresh" treatment does not rely on expensive, harsh prescription drugs taken internally.

         In the clinics, medical assistants do most of the treatment follow-up. Physicians are used for the initial exam and when medically necessary. A patient's medical costs for the AISC "Skin Fresh" treatment are significantly lower than the costs for traditional M.D. dermatological treatments programs. Most patients' skin problems are effectively cleared in two to three months of treatment. The combination of our success rate, experience in the clinics, and the cost savings over traditional treatment programs should give the "Skin Fresh" treatment and products an advantage in the medical marketplace.

         Patients suffering from acne, eczema, psoriasis, contact dermatitis, seborrhea, and the other skin disorders "Skin Fresh" effectively treats, account for over 70% of the patients that seek medical treatment from dermatologists in the United States. Additionally, Management believes that a potentially larger market exists, with the Company's recent development of a skin rejuvenation treatment. The skin rejuvenation treatment can, also, be administered through the skin care clinics and Internet service centers.

          A key element to successful Internet and clinic operations requires an aggressive advertising campaign targeting physician referral programs, and working closely with HMO's and health insurance companies to make the clinics contract providers. Internet marketing allows the Company to target its intended demographics.

MARKET POSITION AND COMPETITION

         The global markets for the treatment of skin diseases are large and reoccurring, most experts believe the off shore world market is equal to two times the United States market.

         Although acne appears to concentrate itself in the teenage population, it can and has afflicted many for a lifetime. As one age group grows out of the acne phase, another group replaces them. The National Center of the Treatment of Disease estimated that 60% of the teenagers in the US are affected to some degree by acne. As a part of the total population base, that group percentage is only 10%, but when translated into treatable patients, it amounts to approximately thirty million people with only 10% seeking professional medical attention according to The Department of Health, Education, and Welfare.

         Eczema affects a smaller portion of the total population: about 4%. Further, it is estimated that approximately 85% of that number will seek the treatment of a physician (AMA statistics show that 12,000,000 people have the disease and approximately 10,400,000 will seek medical treatment.) The chronic stages of eczema can begin shortly after birth and last a lifetime. The disease can exhibit many non-specifics in its diagnosis. The medical profession has adopted the term atopic dermatitis to describe this broad range of skin conditions including eczema, psoriasis, contact dermatitis, and moll scum.

         For psoriasis, the Wasatch methodology offers a therapy, which eradicates the symptoms in approximately 70% of patients, treated. The potential patient population in the United States is over five million.

The potential population in the United States affected by these skin conditions:

ACNE 27,000,000
ATOPIC DERMATITUS 17,250,000
PSORIASIS 5,500,000

         The products that Wasatch is presently marketing target these three disease categories for physician-assisted service. Although the original Wasatch research was for acne only, it was not too long into the clinical trials that the benefits for eczema and other skin problems were observed. With the introduction of AISC medical clinics, additional skin disorders such psoriasis; folliculitis, molluscum, cold sores, chronic athlete's foot, and contact dermatitis were found to respond to the treatment. Outstanding results have been achieved with the large-scale treatment of these skin conditions.

         Currently, the "Skin Fresh" technology is only available at the Company's clinics, because the treatment requires a physician's diagnosis of the skin disorder and a prescription for a topical antibiotic that is part of the treatment regimen. In the clinics, the patients learn the treatment regimen and are monitored in frequent follow up visits to insure strict compliance. The Company believes that a higher success rate occurs when the patient follows the treatment regimen closely.

         The Clinic's primary competitors are primary care physicians, who treat common skin disorders, and licensed dermatologists. Dermatologists have existing practices and receive referrals from various primary care physicians. Since the Company's technology represents an alternative treatment, the medical community and the public at large must be educated about the benefits of the "Skin Fresh" technology. Until the Company's technology becomes accepted and the benefits of the safer and more cost effective method of treating skin disorders becomes more widely understood, the Company must compete with the professional reputations of dermatologists and physicians and the larger financial resources of the medical community.

         The Company is developing an Internet marketing program and a strategy to introduce over-the-counter products through retail outlets. Competition will come from large pharmaceutical companies, with large and sophisticated distribution channels, and fully developed marketing strategies.

         The Company management believes the key to its success is to introduce the "Skin Fresh" Technology into the market place with an aggressive advertising campaign that targets a physician referral program, working closely with HMO's and insurance companies to become a contract provider and through emphasizing the appropriate Internet demographic.
STRATEGY

         The Wasatch goal is to build a leading worldwide specialty pharmaceutical company in the skin care and preservation business. We intend to achieve this goal by:

a. Implementing the management belief that the most successful treatment regimen for the aforementioned skin disorders is through uniform and consistent clinical type supervision as opposed to the sale of self-administered prescription or over the counter drugs from a pharmacy.

b. Expanding the clinic network based upon the development experience of the two prototype clinics and the Company's ability to attract and motivate experienced management personnel. AISC intends to have 11 to 14 clinics operating in the next two years, using the "Skin Fresh Methodology" and through the "Internet." The clinics will be patterned after the prototype clinics, and opened in large metropolitan areas under the supervision of a licensed physician.

c.       Developing an Internet business in the following five phase program -

                  Phase I - Business to Consumer: Patients will be able to research Wasatch's products, obtain information about skin diseases, and learn about treatment on the web site. The web site is currently available.

                  Phase II - Provider Directory: Patients will be able to enter their location and will be provided with a list of Dermatologist and other skin care specialist in their area.

                  Phase III - Business to Business: The Wasatch Internet program will provide research and information to physicians, hospitals, HMOs and insurance companies. An automated system will be included to aid in the processing and sharing of information with HMOs and insurance companies.

                  Phase IV - OTC Products: Currently in the final stages of the FDA approval process, several new Wasatch products will be available without a prescription. Consumers and patients will be able purchase products on-line as well as receive training and instruction on how to use the products,

                  Phase V - Wasatch's web site will become a means to deliver research information, educational programs and products to the global marketplace.

RECENT CHANGE IN CAPITAL STRUCTURE

         On June 22, 2000, the Company held a Special Meeting of the Board of Director ("Special Director's Meeting"). At the Special Director's Meeting, the Directors, pursuant to the Utah Corporation's Code, approved a reverse split of each of the issued and outstanding of Common Stock of this Corporation into one half share (1/2) share of Common Stock. In conjunction with the reverse split, the total number of common shares that the Company is authorized to issue shall be 100,000,000 common shares after giving effect to the reverse stock split. The total number of shares of preferred stock that the Corporation is authorized to issue is 1,000,000 shares.

         As of the date of this Prospectus there are 23,675,517 shares of Common Stock issued and outstanding. There are a total of 49,258 shares of preferred stock issued and outstanding.

                                  RISK FACTORS

         THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW, AND ELSEWHERE IN THIS PROSPECTUS.

HISTORY OF OPERATING LOSSES; ANTICIPATED FUTURE LOSSES

         To date, we have engaged primarily in research, development and clinical testing. The Company has recorded net losses in every year since its inception. The accumulated deficit as of September 30, 2000 was approximately $6,628,596 at which time the Company anticipated its cash and cash equivalents were sufficient to fund operating expenses for the next nine months. The Company anticipates continued losses from operations due to expenditures required to support its growth. There can be no assurance that the Company will be able to achieve profitability, or that, if achieved, profitability will be sustained.

         The Company expects to incur significant increases in operating expenses in the foreseeable future. The Company intends to substantially increase its operating expenses for the foreseeable future as the Company: increases its sales and marketing activities, including expanding its direct and channel sales and telesales forces; increase its research and development activities; and expand its general and administrative support activities.

         Accordingly, the Company will be required to significantly increase its revenues in order to maintain profitability. These expenses will be incurred before the Company generates any revenues by this increased spending. If the Company does not significantly increase revenues from these efforts, its business and operating results would be negatively impacted.

UNCERTAINTY OF MARKET ACCEPTANCE "SKIN FRESH" THERAPY

         The Company believes that its profitability and growth will depend upon broad acceptance of the "Skin Fresh" medical treatment in the markets targeted by the Company. There can be no assurance that patients or physicians will accept the "Skin Fresh" medical treatment as an alternative to existing methods of treating acne, eczema, contact dermatitis and other common skin disorders. To date, "Skin Fresh" has not achieved sufficient market acceptance for the Company to sustain profitable operations, and there can be no assurance that the "Skin Fresh" treatment will obtain sufficient market acceptance to achieve profitable operations. The acceptance of "Skin Fresh" may be affected adversely by its cost, concerns relating to its efficacy, the effectiveness of alternative methods of treating skin disorders, the possibility of unknown side effects and the current lack of third-party reimbursement for the procedure. Market acceptance could also be affected by the ability of the Company and other participants in the market to build more clinics, to train the clinical staff, other physicians who treat common skin disorders and licensed dermatologists in the procedure. Promotional efforts by suppliers of competitive products or procedures that are alternatives, may also adversely affect market acceptance. There would be a material adverse effect on the Company's business, financial condition and results of operations, if "Skin Fresh" fails to gain broad market acceptance.

DEPENDENCE ON STRATEGIC ALLIANCES

         The Company's future performance depends in part on the success of its marketing strategy. Failure to develop strategic relationships could harm the Company's business. The Company's current or potential collaborative relationships with medical treatment groups (HMO's or PPO's) and insurance companies may not prove to be beneficial in the future, and they may not be sustained. The Company also may not be able to enter into successful new strategic relationships in the future, which could have a material adverse effect on the Company's business, operating results and financial condition. The Company could lose sales opportunities if it fails to work effectively with these parties. Moreover, management expects that maintaining and enhancing these and other relationships will become a more meaningful part of the Company's business strategy in the future. However, many of the Company's current partners are either actual or potential competitors. In addition, the Company may not be able to maintain these existing relationships, due to the fact that these relationships are informal or, if written, are terminable with little or no notice.

HIGHLY COMPETITIVE INDUSTRY

         The ""Skin Fresh"" technology is used to treat acne, eczema, contact dermatitis and other common skin disorders. Approximately 10% of those that suffer from acne seek medical treatment, while the majority use over-the-counter medications or simply live with the problem. With other common skin disorders, a much higher percentage seek medical attention, usually from a dermatologist. At the present time, the ""Skin Fresh"" technology is available only through the Company's two prototype clinics because it requires a doctor to diagnose the skin disorder and to prescribe a topical antibiotic that is part of the treatment regimen. In the clinics, the patients learn the treatment regimen and are monitored in frequent follow up visits to insure strict compliance. The Company believes that a high success rate results when the patient follows the treatment regimen very closely.

         Substantially expanding the Company's penetration of the skin treatment market places is a formidable task considering the number of competitors in that space. The Company is competing against vendors who have significantly larger, well-developed distribution channels and significantly greater resources for sales development.

         The clinic operation's primary competitors are primary care physicians who treat common skin disorders and licensed dermatologists who have existing practices and receive referrals from various primary care physicians. Since the Company's technology represents an alternative treatment, the medical community and the public at large must be educated about the benefits of the "Skin Fresh" technology. Until this technology becomes more medically accepted and the benefits of providing a safer and more cost effective method of treating these skin disorders become more widely understood, the Company must compete with the reputations, technical expertise and large financial resources of the medical community. The procedures offered by the Company's Clinic operation also compete with other present forms of treatment. The Company expects that companies that may develop new products to directly compete with the Company.

RISK OF OBSOLESCENCE

         The market in which the Company sells pharmaceuticals is highly competitive and subject to rapid technological change. Competitors include major pharmaceutical companies, many of which have considerably greater financial, technical, clinical, marketing and other resources and experience than the Company. The markets in which the Company competes and intends to compete are undergoing, and are expected to continue to undergo, significant technological change, and the Company expects competition to intensify as technological advances in such fields are made. There can be no assurance that developments by others will not render the products or technologies of the Company obsolete or uncompetitive.

GOVERNMENT REGULATIONS

         Because a physician is involved, the clinic operations are subject to local, state and federal laws concerning medical practices. The FDA regulates the Company's prescription drugs and all of the prescription drugs currently used in the existing treatment program are FDA approved. The Company has made application to the FDA for approval of five over-the-counter products. The Company anticipates that these products would be sold through retail outlets and through the Internet marketing program. However, there is no assurance the products will be approved and if they are approved they may not be completed until 2001. Product approvals by the United States Food and Drug Administration (the "FDA") and comparable foreign regulatory authorities may be withdrawn if compliance with regulatory standards is not maintained or if problems relating to the products are experienced after initial approval.

         The Company's pharmaceutical operation is subject to extensive regulation by governmental authorities in the United States and other countries, which regulate the testing, approval, manufacture, labeling, marketing and sale of pharmaceutical products. The Company will need to spend a substantial amount of money to comply on an ongoing basis with the regulations of the extensive government, FDA and other government agencies. The costs of complying with governmental regulations and any restrictions that government agencies might impose could have a significant impact on our business. As the Company increases production and manufacturing of prescription topical antibiotic and possibly the over the counter prescription, these costs may increase.

UNCERTAINITY OF THE HEATH CARE INDUSTRY

         The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of health care organizations. Changes in current health care financing and reimbursement systems could result in the need for unplanned product enhancements, in delays or cancellations of orders or revocation of endorsement of the Company's products by hospital associations or other customers. Any such occurrence could have a material adverse effect on the Company's business, financial condition and results of operations.

         In the United States and elsewhere, demand for health care treatments and pharmaceuticals depends on the consumers' ability to be reimbursed for the cost of the treatments and pharmaceuticals by third-party payors, such as government agencies, health maintenance organizations and private insurers. Medicaid and other third-party payors are increasingly challenging the prices charged for medical services. They are also attempting to contain costs by limiting their coverage of, and the amount they will reimburse for health care products and treatment. We cannot be certain that insurers will provide coverage for our products and treatments in the future. Without adequate coverage and reimbursement, consumer demand for our products and treatment may be minimized and the Company's sales would be lower than projected.

LACK OF LONG-TERM FOLLOW-UP DATA; UNDETERMINED MEDICAL RISKS

         Although clinical studies conducted to date have demonstrated no significant adverse reactions to "Skin Fresh" treatments; there can be no assurance that long-term follow-up data will not reveal additional complications that may have a material adverse effect on acceptance of the "Skin Fresh" treatments which, in turn, could have a material adverse effect on the Company's business, financial conditions and results of operations. Concern over the safety of "Skin Fresh" treatment could in turn adversely affect market acceptance of "Skin Fresh" treatment or result in adverse regulatory action, including product recalls, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY AND PROFESSIONAL LIABILITY

         Inherent in the health care and pharmaceutical industry is the potentially significant risk of physical injury to patients which could result in product liability or other claims based upon injuries or alleged injuries associated with a defect in the product's and/or physician's performance, which may not become evident for a number of years. Although the Company has not experienced a product liability claim in the past six years of selling products through the clinics, the possibility still remains that the operation of the clinics and sale of medications may result in claims against the Company by patients who allege they were injured as a result of medical treatment. The Company has "umbrella" product and professional liability insurance in the amounts of $1,000,000 (aggregate and per occurrence), but primarily relies and intends to continue to rely on physicians' professional liability insurance policies and manufacturers' insurance policies for product liability coverage. The Company requires its clinical physicians to maintain certain levels of professional liability insurance, and the agreements between the Company and the physicians to contain certain cross indemnification provisions. There can be no assurance, however, that all of the physicians will carry sufficient insurance and a partially or completely uninsured successful claim against the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company's business will suffer if its products or treatment contains imperfections or errors in judgment. All Company products are manufactured in FDA approved facilities. Despite testing and quality control, the Company cannot be certain that imperfections will not be found in the Company's products as commercial shipment of Company's products increase. If new or existing customers have difficulty adjusting to the Company's products or require significant amounts of customer support, the Company's operating margins could be harmed. Although the Company's products have been field tested on hundreds of patients, there is the possibility that the Company could face possible claims and higher development costs if its treatment products contain undetected inappropriate materials or if the Company fails to meet customers' expectations. In addition, a product liability claim, whether or not successful, could harm the Company's business by increasing the Company's costs and distracting the Company's management.

MANAGEMENT OF GROWTH

         There can be no assurance that the Company's revenue growth can be sustained. To accommodate its growth, the Company will need to implement a variety of new or expanded business and financial systems, procedures and controls, including the improvement of its accounting, marketing and other internal management systems. There can be no assurance that the implementation of such systems, procedures and controls can be completed successfully, or without disruption of the Company's operations. Continued expansion of the Company could significantly strain the Company's management, financial and other resources. In addition, the Company has hired and will be required to hire in the future substantial number of new employees, particularly personnel to support its clinical and pharmaceutical sales operations. There can be no assurance that the Company's systems, procedures, controls and staffing will be adequate to support the Company's operations. Failure to manage the Company's growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company's future success will depend on its ability to continue to enhance its current products and to develop and introduce new products on a timely basis that keep pace with technology and satisfy increasingly sophisticated customer requirements. Rapid technical change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards characterize the market for the Company's products and services. The introduction of products embodying new technologies and the emergence of new industry standards can render the Company's existing products obsolete and unmarketable. As a result of the complexities inherent in today's medical environments, new products and product enhancements can require long development and testing periods. As a result, significant delays in the general availability of such new releases or significant problems in the implementation of such medicines and treatment processes could have a material adverse effect on the Company's business, operating results and financial condition. The Company may not be successful in:

         - developing and marketing, on a timely and cost-effective basis, new products or new product enhancements that respond to changes in technology, evolving industry standards or customer requirements;

         - avoiding difficulties that could delay or prevent the successful development, introduction or marketing of these products; or

         - achieving market acceptance for the Company's new products and product enhancements.

         If the Company fails to release new products, its business may suffer one or more of the following consequences:

         -        customer dissatisfaction;

         -        negative publicity;

         -        loss of revenues; or

         -        slower market acceptance.

DEPENDENCE UPON MANAGEMENT AND THE COMPANY'S ABLE TO ATTRACT AND RETAIN SUFFICIENT PERSONNEL.

         The future success of the Company is dependent in part on its ability to recruit and retain certain key personnel, including Gary Heesch, Chief Executive Officer and Chairman of the Board. The loss of the services of certain members of management, or other key personnel, could have a material adverse effect on the Company. The Company intends to purchase key-man insurance policies with the Company as beneficiary ranging from $1 million to $2 million on certain members of management, but there can be no assurance that the benefits under these policies will be sufficient to compensate the Company for the loss of the services of any of such persons.

         The success of the development of the Company's Internet marketing program is dependent to a significant degree on key management, consultants and technical personnel. The Company's success also depends on its ability to attract, motivate and retain highly skilled, managerial, sales and marketing, and technical personnel, including software programmers and systems architects skilled in the computer languages. Competition for such personnel in the software and information services industries is intense. The loss of key personnel, or the inability to hire or retain qualified personnel, could have a material adverse effect on our results of operations, financial condition or business.

         The Company must hire additional medical staff at the Clinics, including licensed physicians. To retain such staff is difficult in today's competitive marketplace. The Company cannot be sure that it will succeed in its hiring and retention efforts. The Company competes with other medical and heath care companies and research and academic institutions for experienced medical staff and licensed physicians. Many of these companies and institutions have greater resources than the Company has and thus may be in a better position to attract desirable candidates.

         The Company must also hire additional managers as the business grows, that are able to address the needs for regulatory, manufacturing, distribution, sales and marketing capabilities. If the Company is not able to hire managers with these skills, or develop expertise in these areas, the Company's business prospects could suffer.

MANAGEMENT EXERCISES SIGNIFICANT CONTROL

         The Company's management group and directors will own and control approximately 16.5 % of the shares of Company's Common Stock and therefore be able to significantly influence the management and affairs of the Company and have the ability to control all matters requiring stockholder approval.

FUTURE CAPITAL NEEDS, UNCERTAINTY OF ADDITIONAL FUNDING

         The Company's operation to date consumed substantial amounts of cash. The negative cash flow from operations is expected to continue and may accelerate in the foreseeable future. The rate at which the Company expends its resources is variable and may accelerate, depending on many factors, many of which are outside the control of the Company, including the continued progress of the Company's research and development of new product candidates; the cost, the timing, and outcome of further regulatory approvals; the expenses of establishing a sales and marketing force, the timing and cost of establishing or procuring additional requisite production and other manufacturing capacities, the cost; if any, the cost of preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; and the status of competitive products and the availability of other financing.

         The Company anticipates that it will require additional financing to fund the Company's operations. Future financing may result in the issuance of debt, preferred stock and Common Stock securities, in dilution to the holders of the Common Stock. Any such financing, if required, may not be available on satisfactory terms or at all. There can be no assurance that additional investments or financing will be available as needed to support the development of the products. Failure to obtain such capital on a timely basis could result in lost business opportunities, or the financial failure of our company.

DEPENDANCE ON A LIMITED NUMBER OF SUPPLIERS FOR MATERIALS USED IN MANUFACTURING THE COMPANY'S PRODUCT; RISK OF INTERRUPTION

         The Company's products currently contain components manufactured by third-party vendors. The Company incorporates components into some of its products and any significant interruption in the availability of these third party products or defects in these products could harm the Company's business. Some of these materials are available only from limited sources. In the event of a reduction in, interruption of, or degradation in the quality of the supply of any of our required materials, or an increase in the cost of obtaining those materials, the Company would be forced to locate an alternative source. Any significant interruption in the availability of these third-party products or defects in these products could harm the Company's business unless and until the Company can secure an alternative source. If no alternative source were available or if an alternative source were not available on a timely basis or at a reasonable cost or otherwise on acceptable terms, the Company's ability to manufacture one or more of our products would be delayed or halted, in which case the Company could lose sales and customers, and the business would be significantly harmed as a result.

THE COMPANY HAS LIMITED MANUFACTURING EXPERIENCE

         The Company lacks experience in large-scale manufacturing, which could hamper its ability to manufacture the existing products or new products developed. The Company has two options to address this issue. First, the Company can expand its internal ability to manufacture products. Second, the Company continues to contract with third parties to manufacture for products based upon the Company's technology. If the Company is unable to expand its own manufacturing capability or maintain a contract with suitable manufacturers, on acceptable terms and in a timely manner, the Company may become unable to meet its demands for existing products and could be delayed in introducing new products to the market. Failure to meet the demands for existing products or delays in introducing new products will harm the Company's financial condition.

POTENTIAL ADVERSE IMPACT OF SHARES OF STOCK ELIGIBLE FOR FUTURE SALE

         Sales of a large amount of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate.

         Prior to registration of the shares in this Prospectus, the Company will have outstanding an aggregate of 23,675,517 shares of Common Stock outstanding. All shares of Common Stock included in this Prospectus will be freely tradable without restrictions under the securities act. There are 13,291,950 outstanding shares held by existing shareholders that are restricted securities as that term is defined in Rule 144 under the Securities Act (Hereinafter, the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701, promulgated under the Securities Act. There are 993,676 formerly Restricted Shares which are available eligible for sale because the two-year holding period has expired.

         As of the date of this Prospectus, the Company is preparing to file a registration statement to register 1,250,000 shares of common stock to be issued to Aspen Capital Resources. In the same registration statement the Company intends to register 9,067,654 class A warrants and 9,067,654 class B warrants issued to the Companies shareholders. Assuming all of these warrants are exercised, the holders will receive 18,135,308 freely tradable shares of common stock.

AVAILABILITY OF COMMON AND PREFERRED STOCK FOR ISSUANCE

         The Corporation can issue two classes of shares, designated as Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of capital stock that the Company is authorized to issue is 101,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 100,000,000 shares at $0.001 par value. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 1,000,000 shares. The Board of Directors have the broad power to issue shares of stock and to establish the rights and preferences of any series of preferred stock, without seeking approval of the shareholders.

VOLATILITY OF STOCK PRICE

         The market price of the Common Stock has historically been subject to price volatility. The market prices for securities of companies engaged in pharmaceutical development have been volatile. Such volatility may recur in the future due to overall market conditions or specific factors of the pharmaceutical industry such as the Company's ability to effectively penetrate the market, new technological innovations and products, changes in government regulations, developments with respect to patent or proprietary rights, public concerns with regard to safety and efficacy of various medical procedures, the issuance of new or changed stock market analyst reports and recommendations, the Company's ability to meet analysts' projections and fluctuations in the Company's financial results. In addition, the Common Stock could experience extreme fluctuations in market price that are wholly unrelated to the operating performance of the Company.

         On December 26, 2000, the Company's Common Stock was quoted on the OTC Electronic Bulletin Board at the price of $0.365. The following sets for the quarterly fluctuations in the reported bid prices for the period from January 1, 1997 through September 30, 2000.

                                                        High Bid        Low Bid
Fiscal Year Ending December 31, 1997
  First Quarter                                         $2.50           $ .625
  Second Quarter                                        $3.75           $ .625
  Third Quarter                                         $3.375          $ .875
  Fourth Quarter                                        $1.125          $ .130

Fiscal Year Ending December 31, 1998
  First Quarter                                         $ .219          $ .125
  Second Quarter                                        $ .375          $ .170
  Third Quarter                                         $ .410          $ .130
  Fourth Quarter                                        $ .260          $ .110

Fiscal Year Ending December 31, 1999
  First Quarter                                         $ .320          $ .110
  Second Quarter                                        $2.060          $ .320
  Third Quarter                                         $1.450          $ .430
  Fourth Quarter                                        $ .812          $ .520

Fiscal Year Ending December 31, 2000
  First Quarter                                         $1.875          $ .550
  Second Quarter                                        $1.062          $ .531
  Third Quarter                                         $ .968          $ .250

APPLICATION OF PENNY STOCK RULES COMMON STOCK

         The Securities and Exchange Commission has adopted regulations that generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or exercise price of less than $5.00 per share, subject to certain exceptions. The Company's Common Stock may be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended, unless an exemption from such rules is available. Broker-dealers making a market in the Common Stock may be required to provide disclosure to their customers regarding the risks associated with the Common Stock, the suitability for the customer of an investment in the Common Stock, the duties of the broker-dealer to the customer and information regarding bid and ask prices for the Common Stock and the amount and description of any compensation the broker-dealer would receive in connection with a transaction in the Common Stock. The application of these rules will likely result in fewer market makers making a market of the Common Stock and further restrict the liquidity of the Common Stock.

SECURITIES LAW ISSUES

         The Company has raised substantial amounts of capital in private placements from time to time. The securities offered in such private placements were not registered with the Securities and Exchange Commission or any state agency in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if the Company inadvertently failed to comply with the requirements of any of such exemption, investors would have the right to rescind their purchase of the securities or sue for damages. If one or more investors successfully rescinded the purchase or institute such suit, the Company could face severe financial demands that could material and adversely affect our financial position.

ABSENCE OF COMMON STOCK DIVIDENDS

         The Company has not declared or paid dividends, and does not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Any payment of cash dividends on our Common Stock in the future will be dependent upon the financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant.

UNCERTAINTY OF PATENTS, TRADE SECRETS AND PROPRIETARY TECHNOLOGY

         The pharmaceutical industry is characterized by a large number of patent filings. A substantial number of patents have been issued to other pharmaceutical companies. Competitors, therefore, may have filed applications for or have been issued patents and may obtain additional patents and proprietary rights related to products or processes competitive with or similar to those of the Company. Competitors, with far greater resources, may obtain patents that interfere with the Company's ability to develop or market product it originated. Since patent applications are secret until patents are issued, in the United States, or published, in other countries, the Company cannot be sure that it is first to file any patent application. Further, the laws of certain foreign countries do not provide the protection to intellectual property provided in the United States, and may limit the Company's ability to market its products overseas. The Company cannot give any assurance that the scope of the rights that may be granted to the Company's products are broad enough to fully protect those rights from infringement.

         Litigation regarding intellectual property is common because there can be no assurance that any registration or any patent application will significantly protect an owner's rights to intellectual property. Litigation or regulatory proceedings, therefore, may be necessary to protect the Company's intellectual property rights. Such litigation and regulatory proceedings are very expensive, can be a significant drain on the Company's resources, diverts resources from product development, and involves substantial commitments of management time. There is no assurance that the Company will have the financial resources to defend the Company's intellectual property rights from infringement or claims of invalidity. Failure to successfully defend the Company's rights with respect to its intellectual property can have a materially adverse effect on the Company's business, financial condition and results of competitors, many of which have far greater resources than the Company, will not apply for and obtain patents that will interfere with the Company's ability to develop or market product ideas that it originated.

         The Company's brochures that describe the treatment regimen have been copyrighted. The Company has prepared and filed United States trademarks applications for some of its trademarks including SILHOUETTE OF A FACE, WASATCH PHARMACEUTICAL, AMERICAN INSTITUTE OF SKIN CARE and MEDYSIS. The formulas for the products are maintained as trade secrets with the appropriate internal controls and security. There are no patents or patents pending for the Company's products.

         The Company relies upon un-patented proprietary technology and there is no assurance that other companies will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose the Company's proprietary technology. The Company will use its best efforts to protect such information and techniques; however, no assurance can be given that such efforts will be successful. The failure to protect the intellectual property could cause the Company to lose substantial revenues and to fail to reach its financial potential over the long term.

         The Company also relies on business trade secrets, know-how and other proprietary information. If this information were disclosed to competitors, the business would suffer. The Company protects this information, in part, by entering into confidentiality agreements with licensees, employees and consultants, which prohibit these parties from disclosing our confidential information. Despite these agreements, the Company cannot be sure that the agreements will provide adequate protection for its trade secrets, know-how and other proprietary information or that the information shared with others during the course of the Company's business will remain confidential. Nor can the Company be certain that the Company would have sufficient legal remedies to correct or be compensated for unauthorized disclosures or sufficient resources to seek redress.

         The Company continues to license rights from Medisys. Medisys is a research and development company in the field of dermatology. Medisys began its research in 1989, as continuation of the research started, by Gary V. Heesch (currently CEO of the Company). Since access to these rights is necessary for the Company's business, it must comply with these license agreements. The business could be harmed if Company breaches any of these license agreements, lose the right to use this licensed technology, or is unable to renew the existing licenses on acceptable terms or get additional licenses on acceptable terms.

         The Company must not infringe on the intellectual property rights of others. If the Company infringes upon the rights of others it may be exposed to the following risks:

         - The Company could be required to alter its products, treatments or processes.

         - The Company could be required to obtain additional licenses.

         - The Company could lose customers that are reluctant to continue using its products.

         - The Company could be forced to abandon it product development work with respect to these products.

         - The Company could be required to monetary pay damages.

         The Company cannot be sure that it could alter its products or processes or obtain a license at a reasonable cost, if at all. The business may be damaged if the Company could not make the necessary alterations or obtain a necessary license on acceptable terms. In addition, the Company may need to litigate the scope and validity of intellectual property rights held by others.
 . Such litigation and regulatory proceedings are very expensive, can be a significant drain on the Company's resources, diverts resources from product development, and involves substantial commitments of management time. There is no assurance that the Company will have the financial resources to defend a claim that the Company infringed on the intellectual property rights of its competitors. Failure to successfully defend the Company's a claim of an alleged infringement upon the intellectual property rights of a third party can have a materially adverse effect on the Company's business, financial condition and results of competitors, many of which have far greater resources than the Company.

ACQUISITIONS OF COMPANIES OR TECHNOLOGIES MAY RESULT IN DISRUPTIONS OF THE COMPANY'S BUSINESS

         The Company expects to make acquisitions of complementary companies, products or technologies, although the Company currently lacks adequate working capital or financial resources to effect acquisitions requiring cash and given the uncertainty involving the Company's outstanding Common Stock it may encounter difficulty in effecting transactions utilizing its equity as purchase consideration. Currently, the company has not identified any acquisition candidates and no acquisitions are contemplated. If the Company makes any acquisitions, it will be required to assimilate the operations, products and personnel of the acquired businesses and train, retain and motivate key personnel from the acquired businesses. Management may be unable to maintain uniform standards, controls, procedures and policies if it fails in these efforts.

         The Company may have to incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities for any acquisition could substantially dilute the Company's shareholders. In addition, profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets. If management is unable to fully integrate acquired businesses, products or technologies with existing operations, the Company may not receive the intended benefits of acquisition.

REQUIREMENTS OF CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION IN CONNECTION SALE OF THE COMMON SHARES

         The Company will be able to issue the securities and the Selling Shareholders will be sell the securities offered hereby, shares of Common Stock issued upon the conversion of the Debentures and exercise of the Warrants, only if (i) there is a current prospectus relating to the securities offered hereby under an effective registration statement filed with the Securities and Exchange Commission, and (ii) such Common Stock is then qualified for sale or exempt under applicable state securities laws of the jurisdictions in which the Common Shares may be sold. There can be no assurance, however that the Company will be successful in maintaining a current registration statement.

         After the registration statement becomes effective, it may require updating by the filing of a post-effective amendment. A post-effective amendment is required under the Securities Act of 1933 (i) anytime after nine (9) months subsequent to the Effective Date when any information contained in the prospectus is over sixteen (16) months old; (ii) when facts or events have occurred which represent a fundamental change in the information contained in the registration statement; or (iii) when any material change occurs in the information relating to the plan or distribution of the securities registered by such registration statement. The Prospectus forming a part of this Registration Statement will remain current within the meaning of the Securities Act for not more than nine (9) months following the date of this Prospectus, or until September 29, 2001, assuming a post-effective amendment is not filed by the Company. The Company intends to qualify the sale of the Common Stock in all states requiring qualification. In those states where the certain exemptions under that certain state securities ("Blue Sky") laws may permit the Common Stock to be transferred to purchasers in the state, the Company will not be required to qualify the shares prior their sale in that state.

NEED FOR ADDITIONAL FINANCING

         The Company's cash flow may be affected by a number of factors, including acceptance and sales of its services and products, the timing of purchase orders, the seasonality of its business, and payment terms extended to its purchasers. The Company anticipates that these factors may have a significant effect on its cash flow. There can be no assurance, that the Company's cash flow from operations and credit facilities, as augmented by the proceeds of this Offering, will be sufficient to meet its long-term needs, and additional sources of funds may be required in future periods for the Company to implement its long-term growth strategy. There can be no assurance that there will be additional sources of funds available to meet any such future requirements.

FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE PURCHASE OF SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE RISKS FACTORS AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. ONLY PERSONS WHO CAN AFFORD TO ABSORB A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO NEED FOR A RETURN ON THEIR INVESTMENT SHOULD PURCHASE THE SECURITIES.

                                 USE OF PROCEEDS

         The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders identified in this prospectus. The Company will not receive any proceeds from the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

         The Company issued the shares of common stock offered for resale by this prospectus to the selling shareholders upon the exercise of warrants each selling shareholder received for services each individual selling shareholder rendered to the Company pursuant to consulting services agreements with the Company.

         The table below sets forth information known to us with respect to beneficial ownership of the common stock as of December 26, 2000 by each selling stockholder. The table below assumes that the selling stockholders exercise all of their options. Since each stockholder may choose not to sell his shares, we are unable to state the exact number of shares that actually will be sold.

         Information with respect to "beneficial ownership" shown below is based on information supplied by the respective beneficial owner. For purposes of calculating the percentage beneficially owned, the shares of common stock deemed outstanding include:

         - the shares outstanding as of December 26, 2000; and

         - the shares issuable by the Company pursuant to the exercise of the options held by the respective selling shareholders that may be exercised within 60 days following the date of this prospectus ("Presently Exercisable Shares").

         Presently Exercisable Shares are deemed to be outstanding and to be beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The mailing address of each beneficial owner is c/o Wasatch Pharmaceutical, Inc. 310 East 4500 South, Suite 450, Murray, UT. 84107,(801) 566-9688.

================================================================================
        (1)                  (2)                  (3)                 (4)
================================================================================
                                                                 PERCENTAGE OF
                       NUMBER OF COMMON     NUMBER OF COMMON       BENEFICIAL
  NAME OF BENEICIAL   SHARES OWNED PRIOR   SHARES OWNED AFTER   OWNERSHIP AFTER
       OWNER             TO EXERCISE           EXERCISE             EXERCISE
================================================================================
K. John Gustat                -0-              4,100,000             14.76%

Bryan Kos                     -0-              1,600,000              6.33%


                              PLAN OF DISTRIBUTION

         This prospectus relates to the offer and sale from time to time by the selling stockholders of shares of common stock received by them as part of their compensation. The Company has registered the shares of common stock for resale, but registration of these shares does not necessarily mean that the selling stockholders will offer or sell the shares.

OFFER AND SALE OF SHARES

         Any of the selling stockholders may from time to time, in one or more transactions, sell all or a portion of the common stock in such transactions at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of such determination, may be higher or lower than the market price of the shares on the NNOTC Bulletin Board or any exchange on which the shares are traded.

         In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of shares for whom they may act as agents, and underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

         Under agreements that may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of shares may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

         The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one of more underwriters on a firm commitment or best-efforts basis.

         The selling stockholders may offer and sell their shares of common stock in the following manner:

         - on the NNOTC Bulletin Board or exchanges on which the common stock is listed at the time of sale;

         - in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price;

         - in an underwritten offerings;

         - in a privately negotiated transaction, including transfers pursuant to pledges, gifts and donations;

         - in a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         - a broker or dealer may purchase as principal and resell such shares for its own account pursuant to this prospectus;

         - an exchange distribution in accordance with the rules of the exchange; or

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         The selling stockholder may accept and, together with any agent of the selling stockholder, reject in whole or in part any proposed purchase of the shares of common stock offered by this prospectus. The Company will not receive any proceeds from the offering of shares by the selling stockholders.

SUPPLEMENTAL PROSPECTUS REGARDING SALES

         To the extent required, the Company will set forth in a prospectus supplement accompanying this prospectus, or, if appropriate, in a post-effective amendment, the following information: (1) the amount of the shares of common stock to be sold; (2) purchase prices; (3) public offering prices; (4) the names of any agents, dealers or underwriters; and (5) any applicable commissions or discounts with respect to a particular offer.

COMPLIANCE WITH FOREIGN AND STATE SECURITIES LAWS

         The Company has not registered or qualified the shares of common stock offered by this prospectus under the laws of any country, other than the United States. In certain states, the selling stockholders may not offer or sell their shares of common stock unless

(1) the Company has registered or qualified such shares for sale in such states or

(2) the Company has complied with an available exemption from registration or qualification.

         Also, in certain states, to comply with such state securities laws, the selling stockholders can offer and sell their shares of common stock only through registered or licensed brokers or dealers.

PAYMENT OF EXPENSES

         The Company will pay substantially all of the expenses related to the registration of the shares of common stock offered by this prospectus.

         The selling stockholders will pay any sales commissions or other seller's compensation applicable to these transactions.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of the common stock offered by this prospectus will be passed upon for the Company by Marcus A. Sanders, Esq. Mr. Sanders, who has provided advice with respect to this matter, owns no shares of Wasatch Pharmaceutical stock. Mr. Sanders is not an "affiliate" of the Company and does not have any interest in the registrant.

                                     EXPERTS

         The consolidated financial statements of Wasatch Pharmaceutical and its subsidiaries incorporated by reference in this prospectus have been audited by Thomas Leger & Co., L.L.P., 1235 North Loop West, Suite 907, Houston, TX 77008, independent certified public accountants, to the extent and for the periods as set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

         Thomas Leger & Co., L.L.P., audited the Company's consolidated financial statements for the year-end December 31, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

         The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document the Company files at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the SEC at 1-800-732-0330 for further information on the operation of such public reference rooms. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, or obtain copies of such documents from the SEC's web site at http://www.sec.gov.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows the Company to "incorporate by reference" the information that the Company files with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus and information that we file later with the SEC automatically will update and supersede such information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. These documents contain important business information about the Company and its financial condition.

         1. Annual Report on Form 10-KSB for the year ended December 31, 1999, filed on March 31, 2000;

         2. Quarterly Report on Form 10QSB for the nine months ended September 30,2000;

         3. Registration Statement on Form 8-A, with respect to a description of the Company's common stock, as filed with the SEC on July 30, 1997.

         On request, the Company will provide, at no cost to each person who receives a copy of this prospectus, a copy of any or all of the documents incorporated by reference into this prospectus. We will not provide exhibits to any of such documents, however, unless such exhibits are specifically incorporated by reference into this prospectus. Written or telephonic requests for such copies should be addressed to Wasatch Pharmaceutical principal executive offices, attention: Dave Giles, Corporate Secretary, 310 East 4500 South, Suite 450, Murray, UT. 84107,(801) 566-9688.

         You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. We will not make an offer of these shares in any state that prohibits such an offer. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the cover page of such documents.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Company's indemnification policy covering officers and directors, as contained in the by-laws, provides that the Company may indemnify at its officers or directors for costs reasonably incurred in connection with civil, criminal, administrative and investigative proceedings. The Company may purchase indemnification insurance for officers and directors.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART I.

                INFORMATION REQUIRED IN SECTION 10 (A) PROSPECTUS

         The documents containing information specified in this Part I are being separately provided to the participants covered by the Plan, as specified by Rule 428(b) (1).

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are hereby incorporated by reference:

         1) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

         2) All reports filed by the Company with the Commission pursuant to section 13(a) or 15(d) of the Exchange Act since December 31, 1999.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 12, or 15(d) of the Exchange Act prior to the filing of any post-effective amendment which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4. DESCRIPTION OF SECURITIES

Common Stock

         The Company is authorized to issue 100,000,000 shares of common stock, par value $0.001 per share (the "Common Stock"). The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. The Company's articles of incorporation and bylaws provide that a majority of the issued and outstanding shares of the Company shall constitute a quorum for shareholders' meetings, except with respect to certain matters for which a different percentage quorum is required by statute.

         Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities and payment of any preferences on preferred stock.

         Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.

         The board of directors has the authority to issue the authorized but unissued shares of Common Stock without action by the shareholders. The issuance of such shares would reduce the percentage ownership held by persons purchasing Common Stock in this offering and may dilute the book value of the then existing shareholders.

Preferred Stock

         The Company's Articles of Incorporation authorize 1,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"). Preferred Stock may be issued in one or more series or classes, with each series or class having the rights and privileges respecting voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series as determined by the board of directors at the time of issuance.

         The Company has authorized up to 300,000 shares of Class A Series Preferred Stock that entitle the holder to a per-share annual dividend equal to 20% of the Company's net income divided by 300,000, times the number of shares of preferred stock outstanding (3.28% of net income base on 49,258 shares of the Class A Preferred Stock outstanding at September 30, 2000). Dividends are required to be paid to the extent that there is net income and that there are funds legally available for such payment. To the extent funds are not legally available in net income years, the payment of the dividend calculated shall be deferred until such time as there shall be funds legally available for such payment. The Class A Series Preferred Stock is redeemable at the option of the Company at $2.00 per share plus accrued and unpaid dividends. There were no accrued and unpaid dividends at September 30, 2000.

Registrar and Transfer Agent

         The registrar and transfer agent of the Company's securities is Standard Registrar & Transfer Co., 12528 South 1840 East, Draper, Utah 84020, 801-571-8844.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

         No expert or counsel for the Company named in this registration statement as having prepared or certified any part hereof, or as giving an opinion as to the validity of the securities being registered was employed on a contingency basis, or has or is to receive, in connection with the offering, a substantial interest in the Company or its subsidiaries. In addition no such expert or counsel is connected with the Company or its subsidiaries as a promoter, managing underwriter, voting trustee, director, officer, or employee.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The following is a brief summary of certain indemnification provisions of the Company's articles of incorporation and the Utah Revised Business Corporation Act. This summary is qualified in its entirety by reference to the text thereof.

         Section 16-10a-901 through 909 of the Utah Revised Business Corporation Act, as amended (the "Corporation Act"), permits a Utah corporation to indemnify its directors and officers for certain of their acts. More specifically,

Sections 16-10a-902 and 16-10a-907 of the Corporation Act grant authority to any corporation to indemnify directors and officers against any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, by reason of his or her having been a corporate director or officer. Such provision is limited to instances where the director or officer acted in good faith and in a manner he or she reasonable believed to be in or not opposed to the best interests of the corporation, or, in criminal proceedings, he or she had no reasonable cause to believe his or her conduct was unlawful. Such sections confer on the director or officer an absolute right to indemnification for expenses, including attorney's fees, actually and reasonably incurred by him or her to the extent he or she is successful on the merits or otherwise defense of any claim, issue, or matter.

         The corporation may not indemnify a director if the director is adjudged liable to the corporation or deemed to have derived an improper personal benefit in an action in which the director is adjudged liable. Section 16 10a-906 of the Corporation Act expressly makes indemnification contingent upon a determination that indemnification is proper in the circumstances. Such determination must be made by the board of directors acting through a quorum of disinterested directors, or by the board of directors acting on the advice of independent legal counsel, or by the shareholders. Further, Section 16-10a 904 of the Corporation Act permits a corporation to pay attorney's fees and other litigation expenses on behalf of a director or office in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such expenses to the corporation if its is ultimately determined that he or she is not entitled to be indemnified by the corporation or to the extent the expenses so advanced by the corporation exceed the indemnification to which he or she is entitled. Such indemnification provisions do not exclude other indemnification rights to which a director or officer may be entitled under the corporation's certificate or articles of incorporation, bylaws, an agreement, a vote of shareholders, or otherwise. The corporation may also purchase and maintain insurance to provide indemnification.

         The foregoing discussion of indemnification merely summarizes certain aspects of the indemnification provisions of the Corporation Act and is limited by reference to the above discussed section of the Corporation Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     No restricted securities are being reoffered or resold pursuant to this registration statement.

ITEM 8. EXHIBITS

Exhibits.

     Copies of the following documents are included as exhibits to this registration statement pursuant to item 601 of regulation S-K.

             SEC
Exhibit      Reference
No.          No.           Description                          Location
--------     ---------     -----------                          --------
3.01            3          Articles of Incorporation            Incorporated
                                                                by Reference*

3.02            3          Bylaws                               Incorporated
                                                                by Reference*

4.01            4          K. John Gustat Stock Option Plan     This Filing

4.02            4          Bryan Kos Stock Option Plan          This Filing

5.01          5 and 23     Letter opinion, including consent
and 23.01                  of Marcus Sanders,
                           Attorney and Counselor at Law,
                           regarding legality of Common Stock
                           to be issued pursuant to options
                           granted under the Plan.              This Filing

23.02           23         Consent of Thomas Leger & Co., L.L.P.
                           independent certified public
                           accountants, for Wasatch
                           Pharmaceutical, Inc., for the year
                           ended December 31, 1999              This Filing

25.01           25         Powers of Attorney                   See Signature
                                                                Page

* Incorporated by reference from the Company's registration statement on form S-1 filed with the Commission, SEC file No. 2-35700.

ITEM 9. UNDERTAKINGS

REGULATION S-K

Post-Effective Amendments - Item 512(a)

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Filings Incorporating Subsequent Exchange Act Documents by Reference - Item
512(b)

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended , each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(a) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Filing of Registration Statement on Form S-8 - Item 512(h)

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 29th day of December, 2000.

                                    WASATCH PHARMACEUTICAL, INC.

                                    By /S/ Gary V. Heesch, President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary V. Heesch, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                            Title                   Date
----------                           -----                   ----

/S/ Gary V. Heesch              Chairman of the Board       January 2, 2001
                                Directors and President

/S/ Craig Heesch                Director                    January 2, 2001


/S/ Robert Arbon                Director                    January 2, 2001